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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                          (Amendment No.       )*
                                         ------

                         EMBARCADERO TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                   COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                    290787100
                     ----------------------------------
                              (CUSIP Number)


                                FEBRUARY 14, 2001
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 290787100                   13G                    Page 2 of 5 Pages
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. Identification Nos. of above persons (entities only).

     STEPHEN R. WONG
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)  N/A      (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     USA
-------------------------------------------------------------------------------
 Number of Shares             (5) SOLE VOTING POWER
 Beneficially                     4,997,500
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With:                     0
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  4,997,500
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,997,500
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)  N/A      / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     18.2%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     IN
-------------------------------------------------------------------------------

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CUSIP No. 290787100                   13G                    Page 3 of 5 Pages
          ---------

ITEM 1.

    (a)   Name of Issuer
          EMBARCADERO TECHNOLOGIES, INC.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          425 MARKET STREET, SUITE 425
          SAN FRANCISCO, CA  94105
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing:
          STEPHEN R. WONG
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence:
          425 MARKET STREET, SUITE 425
          SAN FRANCISCO, CA  94105
          ---------------------------------------------------------------------
    (c)   Citizenship:
          USA
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          COMMON STOCK, $0.001 PAR VALUE
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          290787100
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP

    (a) Amount beneficially owned:
        4,997,500 shares

    ---------------------------------------------------------------------------

    (b) Percent of class:
        18.2%
    ---------------------------------------------------------------------------
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CUSIP No. 290787100                   13G                    Page 4 of 5 Pages
          ---------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              4,997,500 shares
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              0
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              4,997,500 shares
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being to report the fact that as of Date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         N/A

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CUSIP No. 290787100                   13G                    Page 5 of 5 Pages
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

FEBRUARY 13, 2001
------------------------------------
Date


/s/ Stephen R. Wong
------------------------------------
Signature

      STEPHEN R. WONG
------------------------------------
Name (Typed)